EXHIBIT 99.1
News Release
Contacts:	Media - Barry L. Racey, Director, Government and Public Relations (513) 425-2749
Investors - Albert E. Ferrara, Jr., Senior Vice President, Finance & CFO (513) 425-2888

AK Steel's Board of Directors Declares Common Stock Dividend

WEST CHESTER, OH, April 24, 2012 - AK Steel (NYSE: AKS) announced today that its board of directors has declared a quarterly cash dividend of $0.05 per share of common stock, payable on June 8, 2012 to shareholders of record on May 15, 2012.
AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. The company employs about 6,200 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio. Additional information about AK Steel is available on the company's web site at www.aksteel.com.
AK Tube LLC, a wholly-owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana. AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets. Additional information about AK Tube LLC is available on its web site at www.aktube.com.
AK Coal Resources, Inc., another wholly-owned subsidiary of AK Steel, owns or leases metallurgical coal reserves in Somerset County, Pennsylvania. AK Steel also owns 49.9% of Magnetation LLC, a joint venture headquartered in Grand Rapids, Minnesota, which produces iron ore concentrate from previously mined ore reserves.
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